Exhibit 99.1

Contact:	Mary A. Chaput

Executive Vice President and

Chief Financial Officer

(615) 614-4929

HEALTHWAYS ESTABLISHES 2009 EARNINGS GUIDANCE OF $0.90 TO $1.04 PER DILUTED SHARE ON REVENUES OF $652 MILLION TO $680 MILLION

ESTABLISHES FIRST-QUARTER EARNINGS GUIDANCE OF

$0.24 TO $0.28 PER DILUTED SHARE

REPORTS FINANCIAL RESULTS FOR THE MONTH ENDED AND

FOUR MONTHS ENDED DECEMBER 31, 2008

NASHVILLE, Tenn. (February 5, 2009) – Healthways, Inc. (NASDAQ: HWAY) today announced its financial guidance for 2009, with earnings per diluted share in a range of $0.90 to $1.04 and revenues in a range of $652 million to $680 million. The Company expects its earnings per diluted share for the first quarter of 2009 to be in a range of $0.24 to $0.28.

Commenting on the announcement, Ben R. Leedle, Jr., chief executive officer of Healthways, stated, “Our financial guidance for 2009 reflects a number of items that we reviewed in our previous news releases and our conference call on January 8, 2009. These items include the full-year impact of contracts lost in fiscal 2008, including the termination of one large health plan contract at the end of calendar 2008, several contract renegotiations and an estimated attrition in billed lives due to broader economic conditions. The impact of these items will be somewhat offset by our backlog of estimated annualized revenue from contracts awarded but not yet implemented, which was $36 million at December 31, 2008. We have also now renewed the third of four previously discussed significant health plan contracts up for renewal.

“As a result, our guidance for 2009 revenues, in a range of $652 million to $680 million, includes revenues expected from our domestic operations of $635 million to $660 million and from our international operations of $17 million to $20 million.”

COMPARISON OF COMPONENTS OF REVENUES FOR THE YEAR ENDING DECEMBER 31, 2009 (GUIDANCE) AND THE YEAR ENDED DECEMBER 31, 2008

(Dollars in millions)

	Twelve Months
	Ending	Ended
	Dec. 31, 2009	Dec. 31, 2008
	(Guidance)	(Actual)
Domestic	$635.0 - 660.0	$731.3
International	17.0 - 20.0	15.4
Total Company	$652.0 - 680.0	$746.7

Mr. Leedle continued, “Our earnings guidance for 2009 reflects the deleveraging impact on profit margins from the anticipated reduction in revenues. In addition, we expect to continue to invest in

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HWAY Establishes Financial Guidance for 2009

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our future capabilities to deliver on our anticipated first WholeHealth contract, expand the value of the Gallup-Healthways Well-Being IndexTM and build our international business. In mid-2009, we will also begin migrating our customers to our new integrated data and technology solutions platform.

“Offsetting these margin pressures to a degree are the savings we expect to generate from the completion of the stock option tender offer and our initiative to streamline our management structure. Furthermore, we will continue to optimize capacity as appropriate and expect to reduce interest expense as a result of further debt reduction.

“As a result of all these factors, our guidance for 2009 earnings per diluted share, in a range of $0.90 to $1.04, includes $1.00 to $1.12 expected from our domestic operations and a net cost impact expected from our international operations of $0.08 to $0.10 per diluted share.

“As previously disclosed, we are party to a qui tam lawsuit filed in 1994 by a former employee on behalf of the United States government. This suit has recently been remanded to the United States District Court for the Middle District of Tennessee for trial; however, no trial date has been set. In the event a trial date is set for 2009 or early 2010, we will likely incur a substantial increase in legal fees in fiscal 2009 in connection with the trial. Our guidance for 2009 does not include any potential increased legal fees associated with a trial or any amount which may be paid in the event of a settlement or an adverse judgment relating to this lawsuit.”

COMPARISON OF COMPONENTS OF EPS FOR THE YEAR ENDING

DECEMBER 31, 2009 (GUIDANCE) AND THE YEAR ENDED DECEMBER 31, 2008

AND COMPONENTS OF EPS FOR FIRST-QUARTER 2009 (GUIDANCE)

	Twelve Months		Three Months
	Ending	Ended	Ending
	Dec. 31, 2009	Dec. 31, 2008	Mar. 31, 2009
	(Guidance)	(Actual)	(Guidance)
Domestic	$1.00 - 1.12	$1.20	$0.27 - 0.30
International	(0.10) - (0.08)	(0.10)	(0.03) - (0.02)
Total Company	$0.90 - 1.04	$1.10	$0.24 - 0.28

Financial Results for the Month Ended and Four Months Ended December 31, 2008

As a result of its previously announced decision to change its fiscal year end to December 31st from August 31st, Heathways also today reported financial results for the month ended and four months ended December 31, 2008. Total revenues for the month ended December 31, 2008, were $59.3 million compared with $58.5 million for the same period in 2007. Total revenues for the four months ended December 31, 2008 were $244.7 million compared with $234.3 million for the four months ended December 31, 2007. As previously announced, the Company incurred total charges of $25.5 million, or $0.45 per diluted share, for the month of December related to the Company’s stock option tender offer and restructuring initiative, which included severance costs less employee equity forfeitures, costs related to capacity consolidation and the write-off of an intangible asset. As a result, the Company’s net loss for the month of December was $11.8 million, or $0.35 per diluted share. Net income for the four months ended December 31, 2008 was $0.7 million, or $0.02 per diluted share. Excluding costs related to the Company’s restructuring initiative and stock option tender offer, net income per diluted share was $0.11 and $0.49 for the month ended and four months ended December 31, 2008 compared with $0.14 and $0.44 for

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the comparable 2007 periods, respectively. See page 8 for a reconciliation of GAAP and non-GAAP results.

Summary

Mr. Leedle concluded, “Despite the impact of the economic downturn on our customers and our business, Healthways has maintained a strong financial position with ample liquidity. For 2009, we expect to fund our planned capital expenditures of approximately $35 million with cash flow from operations, which we expect to be in a range of $90 million to $110 million for the year. We intend to use free cash flow primarily for further debt reduction.  As of December 31, 2008, availability under our credit facility totaled $288 million.

“As a result of our strong financial position, we are well-positioned to weather the current economic environment, while continuing to implement our central growth initiatives during 2009. We do not believe the economic downturn has diminished the substantial long-term market demand and resulting growth opportunities these initiatives represent. As recently revealed by the Gallup-Healthways Well-Being IndexTM, the economic turmoil during the second half of 2008 has fundamentally and negatively altered the well-being of millions of Americans, especially with regard to their practice of healthy behaviors. Even if this is a short-term trend, it increases the burden on people who, on average, are already unhealthy. If the trend is sustained, we would expect it to only further accelerate the long-term growth in the numbers of Americans who are at risk for serious healthcare problems or who have chronic disease. Countries, communities, payers and consumers are demanding solutions that markedly improve health, lower costs, and enhance productivity. We are confident in our ability to continue our market leadership in servicing this demand.”

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 4709943, and the replay will also be available on the Company’s web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, that are based upon current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include but are not limited to: the Company’s ability to sign and implement new contracts for Health and Care Support solutions; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its contracts with customers ahead of data collection and reconciliation in order to provide forward-looking guidance; the impact

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of any new or proposed legislation, regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, including the potential expansion to Phase II for Medicare Health Support programs and any legislative or regulatory changes with respect to Medicare Advantage; the Company’s ability to reach mutual agreement with the Centers for Medicare and Medicaid Services (CMS) with respect to the Company’s results under Phase I of Medicare Health Support; the Company’s ability to anticipate the rate of market acceptance of Health and Care Support solutions in potential international markets; the ability of the Company to accurately forecast the costs necessary to implement the Company’s strategy of establishing a presence in international markets; the risks associated with foreign currency exchange rate fluctuations and the Company’s ability to hedge against such fluctuations; the Company’s ability to retain existing health plan customers if they decide to take programs in-house or are acquired by other health plans which already have or are not interested in Health and Care Support programs; the risks associated with a significant concentration of the Company’s revenues with a limited number of customers; the Company’s ability to effect cost savings and clinical outcomes improvements under Health and Care Support contracts and reach mutual agreement with customers with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company to achieve estimated annualized revenue in backlog in the manner and within the timeframe the Company expects, which is based on certain estimates regarding the implementation of the Company’s services; the ability of the Company and/or its customers to enroll participants in the Company’s Health and Care Support programs in a manner and within the time frame anticipated by the Company; the ability of the Company’s customers to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its contracts; the Company’s ability to favorably resolve contract billing and interpretation issues with its customers; the Company’s ability to service its debt and make principal and interest payments as those payments become due; the risks associated with changes in macroeconomic conditions, which may reduce the demand and/or the timing of purchases for the Company’s services from customers or potential customers, reduce the number of covered lives of the Company’s existing customers, restrict the Company’s ability to obtain additional financing, or impact the availability of credit under the Company’s credit agreement; counterparty risk associated with our interest rate swap agreements; the Company’s ability to integrate acquired businesses or technologies into the Company’s business; the impact of any impairment of the Company’s goodwill or other intangible assets; the Company’s ability to develop new products and deliver outcomes on those products; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the Company’s ability to obtain adequate financing to provide the capital that may be necessary to support the Company’s operations and to support or guarantee the Company’s performance under new contracts; unusual and unforeseen patterns of healthcare utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services; the ability of the Company’s customers to maintain the number of covered lives enrolled in the plans during the terms of the agreements; the impact of litigation involving the Company and/or its subsidiaries, including any increased legal costs in connection with the qui tam lawsuit or the impact of a settlement or an adverse judgment relating to this lawsuit; the impact of audits by any regulatory agencies; the impact of future state, federal, and international health care and other applicable legislation and regulations on the Company’s ability to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

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HWAY Establishes Financial Guidance for 2009

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About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs. Healthways’ solutions are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

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HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Month Ended		Four Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$59,334	$58,457	$244,737	$234,277
Cost of services (exclusive of depreciation and amortization of $2,916, $2,163, $11,805, and $9,972, respectively, included below)	48,756	39,564	177,651	163,750
Selling, general and administrative expenses	10,290	4,893	27,790	21,741
Depreciation and amortization	4,021	3,224	16,188	13,682
Impairment loss	4,344	—	4,344	—
Restructuring and related charges	9,666	—	10,264	—

Operating income (loss)	(17,743)	10,776	8,500	35,104
Interest expense	1,661	1,776	6,757	7,118

Income (loss) before income taxes	(19,404)	9,000	1,743	27,986
Income tax expense (benefit)	(7,557)	3,703	1,009	11,506

Net income (loss)	$(11,847)	$5,297	$734	$16,480

Earnings (loss) per share:
Basic	$(0.35)	$0.15	$0.02	$0.46

Diluted	$(0.35)	$0.14	$0.02	$0.44

Weighted average common shares and equivalents:
Basic	33,628	35,929	33,616	35,770
Diluted	33,989	37,891	34,038	37,739

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Healthways, Inc.

Statistical Information

(In thousands)

(Unaudited)

	December 31,	December 31,
	2008	2007
Operating Statistics
Domestic commercial available lives	195,000	183,400
Domestic commercial billed lives	32,900	26,600

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HWAY Establishes Financial Guidance for 2009

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Healthways, Inc.

Reconciliation of Non-GAAP Measures to GAAP Measures

(Unaudited)

Reconciliation of Diluted Earnings Per Share (EPS) Excluding Restructuring Initiative and Stock Option Tender Offer to Diluted EPS (Loss), GAAP Basis

	Month Ended	Four Months Ended
	December 31, 2008	December 31, 2008
EPS excluding restructuring initiative and stock option tender offer (1)	$0.11	$0.49
EPS (loss) attributable to restructuring initiative and stock option tender offer (2)	(0.45)	(0.46)
EPS (loss), GAAP basis(3)	$(0.35)	$0.02

(1) EPS excluding restructuring initiative and stock option tender offer is a non-GAAP financial measure. The Company excludes EPS (loss) attributable to the restructuring initiative and stock option tender offer from this measure because of its comparability to the Company’s historical operating results and EPS guidance. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider EPS excluding restructuring initiative and stock option tender offer in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(2) EPS (loss) attributable to restructuring initiative and stock option tender offer consists of charges related to the Company’s restructuring initiative, which included severance costs less employee equity forfeitures, costs related to capacity consolidation and the write-off of an intangible asset, as well as stock-based compensation costs related to a stock option tender offer completed on December 30, 2008.

(3) Figures do not add due to rounding.

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HEALTHWAYS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,	August 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$5,157	$35,242
Accounts receivable, net	115,108	113,312
Prepaid expenses	13,479	8,992
Other current assets	3,810	5,275
Deferred tax asset	30,488	24,948

Total current assets	168,042	187,769

Property and equipment
Leasehold improvements	34,635	37,475
Computer equipment and related software	138,369	131,296
Furniture and office equipment	29,610	29,209
Capital projects in process	17,462	12,052
	220,076	210,032
Less accumulated depreciation	(108,635)	(98,971)
Net property and equipment	111,441	111,061

Other assets	18,089	16,575
Customer contracts, net	32,715	34,521
Other intangible assets, net	68,207	72,582
Goodwill, net	484,596	484,305

Total assets	$883,090	$906,813

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,633	$18,753
Accrued salaries and benefits	33,161	31,612
Accrued liabilities	26,294	23,555
Deferred revenue	6,904	6,422
Contract billings in excess of earned revenue	71,406	75,454
Income taxes payable	8,034	3,984
Current portion of long-term debt	2,035	2,837
Current portion of long-term liabilities	4,609	3,876

Total current liabilities	174,076	166,493

Long-term debt	304,372	345,395
Long-term deferred tax liability	8,073	9,364

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Other long-term liabilities	39,533	31,227

Stockholders’ equity
Preferred stock
$.001 par value, 5,000,000 shares authorized,
none outstanding	—	—
Common stock
$.001 par value,120,000,000 shares authorized,
33,648,976 and 33,603,320 shares outstanding	34	34
Additional paid-in capital	213,461	207,918
Retained earnings	148,506	147,772
Accumulated other comprehensive loss	(4,965)	(1,390)

Total stockholders’ equity	357,036	354,334

Total liabilities and stockholders’ equity	$883,090	$906,813

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HWAY Establishes Financial Guidance for 2009

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HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Four Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$734	$16,480
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	16,188	13,682
Loss on disposal of property and equipment	1,568	221
Impairment loss	4,344	—
Amortization of deferred loan costs	415	389
Share-based employee compensation expense	14,915	5,057
Excess tax benefits from share-based payment arrangements	(68)	(6,072)
Increase in accounts receivable, net	(1,796)	(12,084)
(Increase) decrease in other current assets	(3,011)	1,513
Decrease in accounts payable	(3,620)	(2,429)
Increase in accrued salaries and benefits	1,549	1,848
Increase in other current liabilities	3,374	10,257
Deferred income taxes	(14,133)	(3,025)
Other	1,672	3,951
Decrease in other assets	540	303
Payments on other long-term liabilities	(504)	(111)
Net cash flows provided by operating activities	22,167	29,980

Cash flows from investing activities:
Acquisition of property and equipment	(13,753)	(25,045)
Acquisitions, net of cash acquired	(449)	(15)
Other	(2,208)	—
Net cash flows used in investing activities	(16,410)	(25,060)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	55,000	—
Payments of long-term debt	(96,825)	(21,070)
Deferred loan costs	(290)	—
Excess tax benefits from share-based payment arrangements	68	6,072
Exercise of stock options	56	3,070
Repurchases of common stock	—	(132)
Change in outstanding checks and other	6,149	—
Net cash flows used in financing activities	(35,842)	(12,060)

Net decrease in cash and cash equivalents	(30,085)	(7,140)

Cash and cash equivalents, beginning of period	35,242	47,655

Cash and cash equivalents, end of period	$5,157	$40,515

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